Exhibit 10.44
SECOND AMENDMENT TO
RETAINER AGREEMENT
     This SECOND AMENDMENT TO RETAINER AGREEMENT (“Amendment”), is entered into as of the 23rd day of September, 2010 by and by and between, Anthony P. Terracciano (“Terracciano”) and SLM Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”).
     WHEREAS, the Terracciano and the Company entered into a retainer agreement dated as of January 7, 2008 which was amended by an amendment dated December 24, 2009 (the “Retainer Agreement”); and
     WHEREAS, Mr. Terracciano has requested certain additional changes to the Retainer Agreement, and the Compensation Committee and the Board of Directors of the Company approved such changes to the Retainer Agreement; and
     WHEREAS, Terracciano and the Company desire to amend the Retainer Agreement to reflect such changes;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and Terracciano hereby agree as follows:
     1. Forfeiture of a Portion of the Stock Award. Effective, October 1, 2010, Terracciano hereby forfeits all of his right, title and interest in and to 100,000 shares of the Stock Award which were scheduled to vest on January 7, 2011. The remaining portion of the Stock Award, and the Stock Option, shall not be affected by the above forfeiture.
     2. Waiver of Fourth Quarter Annual Cash Retainer and Expense Reimbursement. Terracciano hereby agrees to waive his rights to (i) one-fourth of the Annual Cash Retainer due to him under the Retainer Agreement for 2010, i.e., all of the portion of the Annual Cash Retainer due to him for the fourth quarter of 2010. Terracciano also agrees to waive his rights to expense reimbursement for the fourth quarter of 2010.
     3. Annual Cash Retainer and Expense Reimbursement for 2011. Terracciano agrees that his Annual Cash Retainer for 2011 shall not be payable as set forth in the Agreement, and instead his Annual Cash Retainer and expense reimbursement for 2011 shall be determined by mutual agreement of Terracciano and the Board of Directors of the Company.
     4. Defined Terms. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Retainer Agreement.
     5. Ratification. Other than as amended hereby, the Retainer Agreement is hereby ratified and confirmed.

     IN WITNESS WHEREOF, the Company and Terracciano have caused this Amendment to Retainer Agreement to be executed as of the date first written above.

SLM CORPORATION
By:	/s/ Mark L. Heleen
	Name:	Mark L. Heleen
	Title:	EVP and General Counsel

ANTHONY P. TERRACCIANO
/s/ Anthony P. Terracciano
Anthony P. Terracciano, Chairman

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